Exhibit 14(10)(F)

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 6th day of June 1997, by and between Culbro Corporation, a New York corporation ("Culbro"), and A. Ross Wollen ("Wollen").

      WHEREAS, Wollen is employed by Culbro in an executive capacity and Culbro desires to secure the continued services of Wollen, which are considered by Culbro to be valuable to it, for an extended period of time upon the terms and conditions herein provided; and

      WHEREAS, Wollen desires to continue in the full and active employ of Culbro in accordance with the terms and conditions herein provided.

      NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

1. EMPLOYMENT. Culbro hereby agrees to employ Wollen, and Wollen hereby agrees to remain an employee of Culbro, on the terms and conditions set forth herein, for the period commencing June 6, 1997 and expiring on June 6, 2000 unless sooner terminated as hereafter set forth. Subject to the terms of this Agreement, the period referred to in this Paragraph 1 shall be referred to as the "Employment Period".

2. POSITION AND DUTIES.

      (a) During the Employment Period, Wollen shall occupy the position and perform the duties of Senior Vice President - General Counsel and Secretary of Culbro (which duties shall be of the same general nature as those performed by the chief legal officer of similarly situated companies and substantially the same as those previously performed by Wollen) and shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the Board of Directors of Culbro (the "Board").
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      (b) Wollen shall devote his best efforts and full business time to the diligent, faithful, efficient, and competent performance of his duties and responsibilities hereunder and will not engage in any other ventures or enterprises without the consent of the Board. The parties anticipate Wollen will also perform the duties of manager of investor relations and may become affiliated with a mutual fund company in a manner that will not conflict with his position and duties hereunder.

3. COMPENSATION.

      (a) Base Compensation. Subject to the provisions of Paragraph 4 hereof, Wollen shall receive an annual base salary of $236,250, payable in substantially equal periodic installments. Wollen's annual base salary shall be reviewed at least annually by the Compensation Committee of the Board (the "Compensation Committee") and may be increased in the sole discretion of the Compensation Committee.

      (b) Bonus. In connection with the close of each fiscal year of Culbro through the fiscal year ending prior to the end of the Employment Period, the Compensation Committee shall review the services provided by Wollen and the performance of Culbro for such fiscal year and shall award Wollen such bonus, if any, as the Compensation Committee in its sole discretion shall determine.

      (c) Benefits. Wollen shall be entitled to participate in or receive benefits during the Employment Period under all employee benefit plans or programs of Culbro, including but not limited to term life insurance, hospitalization and surgical and major medical coverage, vacations and holidays, long-term disability, long-term performance, pension, 401(k) and other fringe benefits which are from time to time generally made available to executives of Culbro, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.

      (d) Expenses. During the Employment Wollen shall be entitled to receive reimbursement for reasonable expenses actually incurred by him in the performance of his duties (in accordance with past practice and the policies and procedures established by the
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Board for executive officers of Culbro), provided that any such expenses shall be reimbursable only to the extent that Wollen proper accounts therefor in accordance with established policy, and further provided that political contributions shall under no circumstances be reimbursable.

4. TERMINATION.

      (a) Death. If Wollen's employment terminates by reason of his death, Wollen's designated beneficiary or personal representative shall be entitled to any unpaid portion of his annual base salary prorated to the date of death and shall be entitled to exercise any options then held by him, to the extent exercisable by Wollen on the date of his death or which became exercisable by virtue of his death, within one year of Wollen's death but in no event later than the date such options would have expired if Wollen had lived. Wollen's designated beneficiary or personal representative shall also be entitled to a prorated portion of any bonus awarded to Wollen by the Compensation Committee with respect to the year of his death. Wollen's designated beneficiary or personal representative shall be eligible for those death benefits, if any, available under the employee benefit plans and programs of Culbro and in which Wollen has participated.

      (b) Disability. If Culbro terminates Wollen's employment, as a result of Wollen's Disability, as hereinafter defined, Wollen shall be entitled to any unpaid portion of his annual base salary prorated to the date of such termination. For purposes of this Agreement, "Disability" shall mean Wollen's inability to discharge his duties and responsibilities under this Agreement due to either his physical or mental incapacity for a period of four (4) consecutive months or for an aggregate of five (5) months in any eight (8) consecutive month period. In the event Culbro terminates Wollen's employment due to Disability, he shall be entitled to continue participation in the employee benefit plans and programs of Culbro if and to the extent permitted by such plans. In the event Culbro terminates Wollen's employment due to Disability, he may exercise any options then held by him, to the extent such options were exercisable on the date his employment terminated or
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became exercisable by virtue of such termination, within one year of such date, but in no event later than the date such options would have expired in accordance with its terms.

      (c) Voluntary Termination. In the event of a voluntary termination of employment by Wollen, Wollen shall be entitled to any unpaid position of his annual base salary prorated to the date of such termination. He may exercise any options then held by him, to the extent such options were exercisable on the date his employment terminated, within 90 days from such event, but in no event later than the date such options would have expired in accordance with their terms.

      (d) Termination For Cause. Culbro may terminate Wollen's employment hereunder for Cause. For purposes of this Agreement the term "Cause" shall mean gross negligence and gross misconduct which is materially injurious to Culbro or any of its subsidiaries, conviction of a felony or its equivalent under local law after appeal, continued failure by Wollen substantially to perform his employment duties and obligations (other than any such failure resulting from his Disability), or material violation of Paragraphs 6, 7 or 8 of this Agreement. Upon a termination of employment by Culbro for Cause, Wollen shall be entitled to any unpaid portion of his annual base salary prorated to the date of such termination. Other than Options which have already been exercised, no Vested Stock Options may be exercised in the event that Wollen's employment has been terminated for Cause.

      (e) Termination Without Cause. A "Termination Without Cause" shall mean a termination of Wollen's employment (i) by Culbro other than due to the events described in Paragraph 4(a), (b), (c) and (d) respectively; or (ii) by Wollen following: (A) a reduction, without his prior written consent, inn his then current annual base salary, (B) the loss, without his prior written consent, of his title or position as Senior Vice President General Counsel and Secretary,
(C) a significant diminution, without his prior written consent, of his ongoing duties and responsibilities as Senior Vice President - General Counsel and Secretary, (D) a significant diminution, without his prior written consent, of his benefits, or
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(E) the occurrence of a Change of Control as defined in Paragraph 4(f). Culbro shall have the right to terminate Wollen in a Termination Without Cause at any time. In addition, a Termination Without Cause shall be deemed to have taken effect if Wollen shall have delivered a written notice to the Board within two months of the occurrence of one of the events listed in clause (ii) above, stating which one of those events has occurred and stating that he is terminating his employment pursuant to the provisions of Paragraph 4(e) of this Agreement. If a Termination Without Cause occurs, Wollen shall be entitled to
(i) a cash payment equal to 299.99% of his current annual base salary in effect on the date of termination, (ii) exercise any options he then holds which will be deemed vested and exercisable for 90 days following the date of such termination and (iii) receive a proportion of any amounts earned or accrued under any annual, long term or other incentive compensation program in which Wollen was eligible to participate.

      (f) Change of Control. A Change of Control is defined as (i) any person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities and exchange Act of 1934, as amended) other than the group consisting of Edgar M. Cullman, Edgar M. Cullman, Jr., Susan R. Cullman, John L. Ernst, Frederick M. Danziger and the members of their families and trusts for their benefit, partnerships in which they own substantial interests and charitable foundations on whose boards of directors they sit (the "Cullman Group") shall own, directly or indirectly, shares of Capital Stock of Holdings having an aggregate voting power equal to or greater than that of the shares of Capital Stock of Holdings owned, in the aggregate, directly or indirectly, by the Cullman Group; or (ii) the Board of Directors of Holdings shall not consist of a majority of Continuing Directors (defined for this purpose as the directors of Holdings on May 2, 1997 and any other director the nomination of whom for election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors of Holdings).

5. AGREEMENT NOT TO COMPETE. Wollen agrees that in consideration of the benefits defined in this Agreement, until 18 months following the termination of his
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employment and regardless of the reason for any termination of employment
(whether voluntary or involuntary and whether for Cause or otherwise), Wollen, except when acting on behalf of Culbro or any affiliate thereof, shall not engage in, be employed directly or indirectly by, hold a greater than one (1) percent equity interest in, or provide advice or act as a consultant to, any person or entity which is, or is about to be, engaged in any business substantially the same as any business engaged in (or actively being planned to be engaged in) by Culbro or its subsidiaries without Board approval. For purposes of the preceding sentence, a real estate business shall not be considered substantially the same as a business engaged in by Culbro or its subsidiaries unless that real estate business is conducted, in whole or in part, in the greater Hartford, Connecticut area.

6. NONSOLICITATION. Wollen agrees that until three years following the termination of this Agreement (regardless of whether his employment is continuing hereunder or has been terminated), he shall not, except when acting on behalf of Culbro or any affiliate of Culbro:

      (i) directly or indirectly solicit any person, corporation, partnership or other business entity which is, at the time of such solicitation, a customer of Culbro or its subsidiaries or affiliates, for the purpose of engaging in any business transactions of the nature performed by or conducted by Culbro or its subsidiaries at any time during this three year period with any such customer; or

      (ii) directly or indirectly employ, solicit for employment, or advise or recommend to any other person that he employ or solicit for employment, any person employed at that time by Culbro or its affiliates. This Paragraph shall not be construed to prohibit Wollen from responding, in accordance with Culbro policy, to reference requests received from prospective employers of former employees, if such reference requests are not related to an activity by Wollen prohibited under this Agreement; or

      (iii) solicit any employee of Culbro or its subsidiaries to terminate his employment.
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7. NONDISCLOSURE.

      (a) Wollen agrees that during the Employment Period and until three years following the termination of this Agreement, Wollen shall not, without the prior written consent of the Board or a person authorized thereby, disclose or use (except (1) in the course of his employment hereunder and in furtherance of the business of Culbro or its affiliates or (2) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Culbro, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Wollen to divulge, disclose or make accessible such information) any confidential information or proprietary date of Culbro or its subsidiaries; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Wollen) or any information of a type not otherwise considered confidential or proprietary by persons engaged in the same business or a business similar to that conducted by Culbro or its subsidiaries.

      (b) Wollen agrees that upon termination of his employment with Culbro, for any reason, he will return to Culbro immediately any property, customer lists, information, forms, formulae, plans, documents or other written or computer material, software or firmware, or copies of the same, belonging to Culbro or its subsidiaries, or any of their customers, within his possession, and will not at any time thereafter copy or reproduce the same, except that he may retain personal notes, notebooks and diaries. Wollen further agrees that he will not retain or use for his own account at any time any trade names, trademark, service mark, or other proprietary business designation used or owned in connection with the business of Culbro or its subsidiaries.

8. CONTINUATION OF EMPLOYMENT. Unless the parties otherwise agree in writing, continuation of Wollen's employment with Culbro beyond the expiration of the
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Employment Period shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Wollen's employment may thereafter be terminated at will by Wollen or Culbro.

9. SUCCESSORS AND ASSIGNS. This Agreement and all rights hereunder shall inure to the benefit of and be enforceable by Wollen's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees and by Culbro's successors and assigns. This Agreement is personal in nature and shall not be assignable by Wollen without the written consent of the Board. Culbro may not assign or transfer this Agreement or any right or obligation hereunder to any other person, firm, corporation or entity except (i) in connection with any transfer of a majority of the assets of Culbro, (ii) with the written consent of Wollen or (iii) in accordance with paragraph 17 hereof.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law but not the choice of law rules of the State of New York.

11. ARBITRATION. Any dispute or controversy arising under this Agreement relating to money damages or in connection with the interpretation of this Agreement shall be arbitrated and settled before and pursuant to the commercial rules of the American Arbitration Association which are then in effect.

12. AMENDMENT. No amendment, modification or waiver of this Agreement or any of its provisions shall be binding upon either party unless made in writing and signed by all parties.

13. VALIDITY. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall
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remain in full; force and effect, nor shall the invalidity or unenforceability of any portion of any provision of this Agreement affect the validity or enforceability of the balance of such provisions.

14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

15. ENTIRE AGREEMENT. This Agreement, constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements, understandings and arrangements between the parties hereto, all of which are merged herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein or incorporated herein by reference.

16. WAIVER. The observation or performance of any condition or obligation imposed upon Wollen hereunder may be waived only upon the written consent of the Board. Such waiver shall be limited to the terms thereof an shall not constitute a waiver of any other condition or obligation of Wollen under this Agreement.

17. ASSUMPTION. The parties intend this Agreement to be assumed by Holdings on or prior to the merger of Culbro into Holdings and this Agreement shall be fully enforceable by Wollen and his representatives against Holdings.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.
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GENERAL CIGAR HOLDINGS, INC.               CULBRO CORPORATION


By:   /s/ EDGAR M. CULLMAN, JR.            By: /s/ EDGAR M. CULLMAN, JR.
    ----------------------------              ---------------------------
     Edgar M. Cullman, Jr.                        Edgar M. Cullman, Jr.
President and Chief Executive Officer      President and Chief Executive Officer

                                 A. ROSS WOLLEN


                             By: /s/ A. ROSS WOLLEN
                                --------------------
                                  A. Ross Wollen